Exhibit 16.1 — Letter from Grant Thornton dated December 6, 2004 to the Securities and Exchange Commission.

December 8, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Re:          VantageMed Corporation

                File No. 000-29367

Dear Sir or Madam:

We have read Item 4 of the Form 8-K/A of VantageMed Corporation dated November 8, 2004, and we agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Grant Thornton LLP